Contact: Bernadette M. Sohler, Director of Communications (732) 634-1500

MIDDLESEX WATER COMPANY REPORTS FIRST QUARTER EARNINGS

        ISELIN, NJ, (May 5, 2005) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater services in New Jersey and Delaware, announced today that its net income for the quarter ended March 31, 2005 increased by 33.5% over the prior year period.

First Quarter 2005 Results
        Consolidated operating revenues for the quarter ended March 31, 2005, were $16.7 million, up $0.8 million, from $15.9 million for the same period in 2004. Water sales revenues improved by $0.9 million in our New Jersey systems, which was primarily a result of base rate increases. These increased revenues were partially offset by decreased water consumption compared to the prior year period. Continued double-digit customer growth and base rate increases for the Company’s Delaware subsidiary, Tidewater Utilities, Inc. (TUI) generated an additional $0.5 million in revenues during the quarter. Revenues from our meter installation venture decreased by $0.5 million, as its original contracts were completed during December 2004. Revenues for all of our other operations were consistent with the same period in 2004.

        Operating expenses increased to $14.2 million, up from $13.7 million. Higher costs for water treatment, payroll and benefits for the Middlesex system represented $0.4 million of the increase. The continuing growth of TUI resulted in higher operating costs of $0.2 million. Costs associated with the meter installation venture decreased by $0.5 million following the completion of the original contracts during December 2004. All other operating expenses increased $0.1 million. Income and other taxes increased a combined $0.3 million.

        The Company reported first quarter 2005 earnings applicable to common stock increased to $1.3 million, compared to $1.0 million in the prior year, and basic and diluted earnings per share of common stock increased from $0.09 to $0.12.

Board Declares Quarterly Dividend
        The Company’s Board of Directors declared a quarterly cash dividend of $0.1675 per share, payable June 1, 2005, to common shareholders as of May 13, 2005. The Company has paid cash dividends in varying amounts for the past 90 years and the dividend has been increased in each year since 1973. Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

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MIDDLESEX WATER COMPANY REPORTS FIRST QUARTER EARNINGS/PAGE 2

Other News
        The Company will offer its shares at a 5% discount to participants in its Dividend Reinvestment and Common Stock Plan (the Plan). This offer applies to all optional cash purchases and reinvested dividends under the Plan for the period beginning on June 1, 2005 and concluding on December 1, 2005.

        On April 27, 2005, the Company’s TUI subsidiary received approval from the Delaware Public Service Commission for a $0.5 million annual increase in base rates under the second phase of a rate order issued in October 2004.

About Middlesex Water Company
        Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. The Company’s Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. are subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State and regulatory agencies concerning water quality standards.

        For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Operating Revenues	$16,742,903	$15,875,733

Operating Expenses:
Operations	9,041,996	8,904,091
Maintenance	898,685	862,508
Depreciation	1,548,048	1,436,230
Other Taxes	2,083,134	1,945,194
Income Taxes	666,770	507,359

Total Operating Expenses	14,238,633	13,655,382

Operating Income	2,504,270	2,220,351

Other Income:
Allowance for Funds Used During Construction	210,450	49,561
Other Income	55,219	19,806
Other Expense	(8,145)	(3,236)

Total Other Income, net	257,524	66,131

Interest Charges	1,382,092	1,252,842

Net Income	1,379,702	1,033,640

Preferred Stock Dividend Requirements	63,697	63,697

Earnings Applicable to Common Stock	$1,316,005	$969,943

Earnings per share of Common Stock:
Basic	$0.12	$0.09
Diluted	$0.12	$0.09

Average Number of
Common Shares Outstanding :
Basic	11,367,475	10,579,095
Diluted	11,710,615	10,922,235

Cash Dividends Paid per Common Share	$0.1675	$0.1650